Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated July 31, 2020, relating to the balance sheet of Foley Trasimene Acquisition Corp. II as of July 17, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 15, 2020 (inception) through July 17, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 31, 2020